Exhibit 10.5

CONSULTING TERMINATION AGREEMENT

This Consulting Termination Agreement (this Agreement”) is entered into as of December 29, 2006 by and among Millennium Cell Inc., a Delaware corporation (“MCEL”), Ronald J. Kelley, an individual residing in the State of New Jersey (“RJK”), and Steven D. Pratt, an individual residing in the State of New Jersey (“SDP”). Each of MCEL, RJK and SDP is referred to herein as a “Party” and, collectively, the “Parties.”

R E C I T A L S:

A. MCEL and RJK are parties to that certain Consulting Agreement, dated as of December 15, 2005 and amended on February 15, 2006 (the “RJK Consulting Agreement”), whereby MCEL retained the services of RJK as a consultant to MCEL in exchange for restricted shares of common stock of MCEL, par value $0.001 per share (“MCEL Common Stock”);

B. MCEL and SDP are parties to that certain Consulting Agreement, dated as of December 15, 2005 and amended on February 15, 2006 (the “SDP Consulting Agreement”), whereby MCEL retained the services of SDP as a consultant to MCEL in exchange for restricted shares of MCEL Common Stock;

C. On the date hereof, MCEL, M.C.E. Venture, L.L.C., a wholly-owned subsidiary of MCEL (“Merger Sub”), and Gecko Energy Technologies, Inc. (“Gecko”), RJK and SDP have entered into an Agreement and Plan of Merger (the “Merger Agreement”), whereby MCEL will acquire Gecko in a merger of Gecko with and into Merger Sub (the “Merger”);

D. Effective as of January 2, 2007 and subject to the terms set forth herein, each of MCEL and RJK desire to terminate the RJK Consulting Agreement; and

E. Effective as of January 2, 2007 and subject to the terms set forth herein, each of MCEL and SDP desire to terminate the SDP Consulting Agreement.

NOW, THEREFORE, the Parties hereby agree as follows:

1. Terminations.

(a) MCEL and RJK hereby agree that as of January 2, 2007, the RJK Consulting Agreement shall be terminated and of no further force or effect; provided, however, that (x) as set forth in the RJK Consulting Agreement, the provisions contained in Section 3 (Termination), Section 5 (Ownership of Proprietary Information), Section 6 (Disclosure and Ownership of Inventions), Section 7 (Insider Trading, Etc.), Section 10 (Taxes), Section 11 (Complete Agreement), Section 15 (Non-Disparagement), Section 16 (Indemnification; Injunction), Section 17 (Governing Law), Section 18 (Submission to Jurisdiction) and Section 19 (Survivability) of the RJK Consulting Agreement shall survive the termination effected hereby and the rights and obligations of MCEL and RJK under such provisions shall continue in full force and effect, (y) notwithstanding the provisions of the RJK Consulting Agreement, the provisions contained in Sections 4(a), 4(c), 4(d) and 4(e) relating to RJK’s agreement to maintain MCEL’s Confidential Information (as such term is defined in the RJK Consulting Agreement) shall survive the termination effected hereby and shall continue in full force and effect.

(b) MCEL and SDP hereby agree that as of January 2, 2007, the SDP Consulting Agreement shall be terminated and of no further force or effect; provided, however, that (x) as set forth in the SDP Consulting Agreement, the provisions contained in Section 3 (Termination), Section 5 (Ownership of Proprietary Information), Section 6 (Disclosure and Ownership of Inventions), Section 7 (Insider Trading, Etc.), Section 10 (Taxes), Section 11 (Complete Agreement), Section 15 (Non-Disparagement), Section 16 (Indemnification; Injunction), Section 17 (Governing Law), Section 18 (Submission to Jurisdiction) and Section 19 (Survivability) (such provisions, together with the provisions referenced in clause (x) of paragraph (a) above, the “Surviving Provisions”) of the SDP Consulting Agreement shall survive the termination effected hereby and the obligations of MCEL and SDP under the Surviving Provisions shall continue in full force and effect, (y) notwithstanding the provisions of the SDP Consulting Agreement, the provisions contained in Sections 4(a), 4(c), 4(d) and 4(e) relating to SDP’s agreement to maintain MCEL’s Confidential Information (as such term is defined in the SDP Consulting Agreement) shall survive the termination effected hereby and shall continue in full force and effect.

2.  Releases.

(a) Except for claims arising under the Surviving Provisions or under the terms of this Agreement, each of RJK and SDP (together, the “Releasing Parties”), for and in consideration of MCEL’s agreement to effect the terminations described in Section 1, hereby knowingly and voluntarily releases and discharges MCEL, together with its subsidiaries, affiliates, past, present and future stockholders, managers, members, partners, officers, directors, employees, agents and consultants, and their respective heirs, executors, administrators, agents, trustees, employees, representatives, successors, transferees or assignees, and any other person or entity acting on their behalf (collectively, the “Releasees”) from (and covenant not to institute, pursue or participate in any complaint, action, suit, arbitration or other proceeding against the Releasees relating to) any and all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, liabilities, costs, expenses, losses, claims and demands of any kind or character whatsoever, in law, admiralty or equity (collectively, “Claims”), from the beginning of the world to the day of the date of this Agreement, whether presently known or unknown, asserted or unasserted, which the Releasing Parties ever had, now have or hereafter can, shall or may have against the Releasees arising out of or by reason of the RJK Consulting Agreement and the SDP Consulting Agreement and the transactions contemplated thereby and the termination thereof.

3. Vesting of Restricted Shares. For the avoidance of doubt, all Restricted Shares (as such term is defined in the RJK Consulting Agreement and the SDP Consulting Agreement) granted under the RJK Consulting Agreement and the SDP Consulting Agreement which have not vested as of the effective time of the Merger shall vest on January 2, 2007.

4. Due Authorization; Successors. Each Party represents and warrants that it has the power and authority to execute and deliver this Agreement and that this Agreement has been duly authorized and constitutes a valid and binding agreement of such Party, enforceable in accordance with its terms. This Agreement shall be binding upon the respective successors in interest of the Parties hereto and shall inure to the benefit of, and be enforceable by, the respective successors in interest of the Parties hereto.

5. Governing Law. This Agreement and any dispute arising hereunder or in connection with the matters contemplated hereby, whether in contract, tort or otherwise, shall be governed in all respects by the internal laws of the State of New York, without giving effect to New York principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.

6. Counterparts. This Agreement may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original copy of this Agreement, and all of which, taken together, shall be deemed to constitute one and the same agreement.

** Remainder of Page Intentionally Blank, Signature Page Follows **

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

MILLENNIUM CELL INC.

By: /s/ Adam Briggs
Name: Adam Briggs
Title: President

/s/ Ronald J. Kelley
RONALD J. KELLEY

/s/ Steven D. Pratt
STEVEN D. PRATT